FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-02

Sent: Friday, May 06, 2016 2:41 PM

Subject: CFCRE 2016-C4 **X-A PRICING DETAILS** PUBLIC

CFCRE 2016-C4 - NEW ISSUE CMBS

NEW ISSUE CMBS **PUBLIC PRICED**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: CANTOR FITZGERALD & SOCIETE GENERALE

CO-MANAGERS: CASTLE OAK, CITIGROUP & GOLDMAN SACHS

RATING AGENCIES: FITCH, KBRA & MOODY'S

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	WAL	YIELD	PRICE	SPREAD
X-A	AAAsf/AAA(sf)/NR	596.975	8.60	4.6709	12.34851%	J+300

PRICING ASSUMPTIONS: 100% CPY TO CALL & OVER INTERPOLATED USD TSY

ANTICIPATED SETTLEMENT: MAY 18, 2016

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-207567) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com. The offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

-------------------------------------------------------------------------------

Prepared by Sales/Trading staff of Cantor Fitzgerald & Co. ("Cantor") and is for information purposes only. Prices provided on customer inventories for which no specific transaction is being negotiated are indicative and not executable. Not an offer, solicitation or confirmation of terms. Information provided is believed reliable, but Cantor does not warrant its accuracy. Cantor may have positions in financial instruments mentioned, may have acquired such positions at prices no longer available, and may have interests different or adverse to your interests. No liability is accepted by Cantor for any loss that may arise from any use of the information contained herein or derived here from.

CONFIDENTIAL: This e-mail, including its contents and attachments, if any, are confidential. If you are not the named recipient please notify the sender and immediately delete it. You may not disseminate, distribute, or forward this e-mail message or disclose its contents to anybody else. Copyright and any other intellectual property rights in its contents are the sole property of Cantor Fitzgerald and its affiliates.

E-mail transmission cannot be guaranteed to be secure or error-free. The sender therefore does not accept liability for any errors or omissions in the contents of this message, which arise as a result of e-mail transmission. If verification is required please request a hard-copy version.

Although we routinely screen for viruses, addressees should check this e-mail and any attachments for viruses. We make no representation or warranty as to the absence of viruses in this e-mail or any attachments. Please note that to ensure regulatory compliance and for the protection of our customers and business, we may monitor and read e-mails sent to and from our server(s).

Any prices or data contained herein are indicative and subject to change without notice; its accuracy is not guaranteed and should not be relied on. Reliance may not be placed on trade confirmations issued other than by the Operations Department.

This e-mail was issued by Cantor Fitzgerald. Cantor Fitzgerald Europe ("CFE") is regulated by the Financial Conduct Authority ("FCA"). CFE is an unlimited liability company incorporated under the laws of England (company number 2505767) and VAT registration (number 577 406809). CFE's registered office is at One Churchill Place, London E14 5RB. For any issues arising from this email please reply to the sender.

CFE appears on the FCA register under no 149380. The FCA register appears at http://www.fca.org.uk/register/. The FCA is a financial services industry regulator in the United Kingdom and is located at 25 The North Colonnade, Canary Wharf, London, E14 5HS.